QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

Subsidiaries of Stroud Energy, Inc.

Stroud Energy GP, LLC
Stroud Energy LP, LLC
Stroud Oil Properties, LP
Stroud Energy Management GP, LLC
Stroud Energy, Ltd.

QuickLinks

  Exhibit 21.1
Subsidiaries of Stroud Energy, Inc.